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Exhibit 11

AAVID THERMAL TECHNOLOGIES, INC. AND SUBSIDIARIES
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Computation of Net Income Per Share
(Amounts in thousands, except share data)
                                                                             (Unaudited)
                                                                            Quarter ended
                                                                       March 30,       April 1,
                                                                         1996            1995
                                                                         ----            ----

Weighted average shares outstanding                                   5,486,992       3,553,127

Net effect of the assumed exercise of stock options and warrant
     -based on the treasury stock method                              1,396,421       1,024,149

Total                                                                 6,883,413       4,577,276

Net income before extraordinary item                                 $1,260,000      $  662,000

Extraordinary item                                                     (171,000)
                                                                                             --
Net income                                                           $1,089,000      $  662,000

Net income per share before extraordinary
item                                                                 $     0.18      $     0.14

Extraordinary item income (expense) per share                        $    (0.02)     $       --

Net income per share                                                 $     0.16      $     0.14
